Filed Pursuant to Rule 433

Registration No. 333-279448 and 333-279448-01

$1.25bn Nissan Auto Receivables 2024-B Owner Trust(NAROT)

Joint Leads: Mizuho (str), BNP, Citi, MUFG

Co-Mgrs: Lloyds, US Bancorp, Wells Fargo

CLS	$AMT(MM)	WAL	M/F **	P.WIN	E.FIN	L.FIN	BNCH	Spread	Yield (%)	Coupon(%)	Price

A-1	305.000	0.28	P-1/F1+	1-7	5/25	10/15/25	I-CRV	+10	4.703	4.703	100.00000
A-2A	135.000	1.01	Aaa/AAA	7-18	4/26	6/15/27	I-CRV	+40	4.561	4.51	99.99202
A-2B	315.000	1.01	Aaa/AAA	7-18	4/26	6/15/27	SOFR30A	+38			100.00000
A-3	400.000	2.20	Aaa/AAA	18-37	11/27	3/15/29	I-CRV	+47	4.384	4.34	99.99076
A-4	95.000	3.43	Aaa/AAA	37-45	7/28	9/15/31	I-CRV	+55	4.395	4.35	99.98328

** Expected ratings

Transaction Details:

* Ticker: NAROT 2024-B

* Offered Size: $1.25bn

* Format: Public/SEC Registered

* Pricing speed: 1.30% ABS to 5% Call

* Expected Ratings: Moody’s/Fitch

* ERISA Eligible: Yes

* US RR Eligible: Yes

* EU RR Eligible: No

* Min denoms: $1k x $1k

* Expected Settlement: October 23, 2024

* First Payment Date: November 15, 2024

* Monthly Payment Date: 15th of each month or next business day

* Pricing: October 16, 2024

* Bill and Deliver: Mizuho

Available Information:

* Preliminary Prospectus (Attached)

* Roadshow: www.dealroadshow.com

Passcode: NAROT24B

* Intex CDI File (Attached)

Intex Dealname: mznarot24b_upsize

Password: K9JA

CUSIPS:

A1 65479WAA2

A2A 65479WAB0

A2B 65479WAC8

A3 65479WAD6

A4 65479WAE4

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Mizuho will arrange to send you a prospectus at no charge if you request it by calling Toll Free: 866-271-7403.